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                                                                    EXHIBIT 12.2



                         HAWTHORNE FINANCIAL CORPORATION

         Computation of Consolidated Ratio of Earnings to Fixed Charges
                        (Including Interest on Deposits)


                                                           Year Ended December 31,
                                        ----------------------------------------------------------------
                                         1997         1996          1995           1994           1993
                                        -------      -------      --------       --------       --------
                                                           (Dollars in Thousands)
Net Income (loss)                       $ 9,617      $ 7,507      $(14,217)      $ (2,963)      $(29,610)

Extraordinary items, net of tax           1,534           --            --             --             --

Income tax (expense) benefit              2,577        6,382          (617)          (123)         7,648
                                        -------      -------      --------       --------       --------
  Pretax earnings (loss)                $ 8,574      $ 1,125      $(13,600)      $ (2,840)      $(37,258)
                                        =======      =======      ========       ========       ========

Fixed charges:

Portion of rental expense which
  approximates the interest factor      $   322      $   322      $    322       $    255       $    269

Interest on deposits                     38,920       35,568        33,593         29,694         36,562

Interest on borrowed funds                4,905        4,392           893            749            130
                                        -------      -------      --------       --------       --------
  Total fixed charges                   $44,147      $40,282      $ 34,808       $ 30,698       $ 36,961
                                        =======      =======      ========       ========       ========

Earnings (for ratio calculation)        $52,721      $41,407      $ 21,208       $ 27,858       $   (297)
                                        =======      =======      ========       ========       ========

Ratio of earnings to fixed charges         1.19         1.03          0.61           0.91          (0.01)
                                        =======      =======      ========       ========       ========
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